Exhibit 2.1

Agreement and Plan of Merger

THIS AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of [ ], 2024 is entered into between Green Giant Inc., a Florida corporation, the registered office of which is at 6 Xinghan Road, 19th Floor, Hanzhong City, Shaanxi Province, PRC 723000 (“GGE”) and Green Giant Enterprise Inc., a company incorporated under the laws of the British Virgin Islands, the registered office of which is at Craigmuir Chambers, PO Box 71, Road Town, Tortola, VG1110, British Virgin Islands, and a wholly owned subsidiary of GGE (“GGE BVI”). GGE and GGE BVI are sometimes together referred to herein as the “Constituent Entities.”

RECITALS

WHEREAS, GGE BVI was formed in the British Virgin Islands on August 4, 2023 and is as a wholly-owned subsidiary of GGE; and

WHEREAS, the board of directors of each of GGE deems it advisable and in the best interests of GGE and GGE BVI, respectively, upon the terms and subject to the conditions herein stated, that GGE be merged with and into GGE BVI and that GGE BVI be the surviving company (the “Merger”).

NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agree in accordance with the applicable provisions of the laws of the State of Florida which permit such merger, as follows:

ARTICLE I
MERGER; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), GGE shall be merged with and into GGE BVI, whereupon the separate existence of GGE shall cease and GGE BVI shall continue as the surviving entity (the “Surviving Company”).

1.2 The registered office of GGE BVI is c/o Harneys Corporate Services Limited, Craigmuir Chambers, PO Box 71, Road Town, Tortola, VG1110, British Virgin Islands .

1.3 The registered office of GGE is 6 Xinghan Road, 19th Floor, Hanzhong City, Shaanxi Province, PRC 723000.

1.4 Effective Time. The Merger shall become effective on 4:30 pm EST, [ ], 2024 or such other time that the parties hereto shall have agreed upon and designated in a certificate of ownership and merger (the “Certificate of Merger”) to be filed with the Department of State of the State of Florida and the filing of certificate of merger with the Department of State of the State of Florida, being not later than 90 days after the time and date that the Plan of Merger and the Articles of Merger are registered with the British Virgin Islands Registrar of Corporate Affairs (the “Effective Time”).

1.5 GGE has, immediately prior to the Effective Time, an authorized share capital of US$200,000 divided into 200,000,000 shares of common stock having a par value of US$0.001 each with one vote per share of which [ ] shares have been issued and are outstanding.

1.6 GGE BVI has, immediately prior to the Effective Time, an unlimited number of authorized Class A Ordinary shares having no par value with one vote per share of which 1,000 shares have been issued and are outstanding, and 50,000,000 Class B Ordinary shares having no par value with fifty votes per share of which zero (0) shares have been issued and are outstanding.

ARTICLE II
SURVIVING CORPORATION

2.1 Surviving Company. The name of the Surviving Company shall be “Green Giant Enterprise Inc.” a British Virgin Islands exempted company the registered office of which is at Craigmuir Chambers, PO Box 71, Road Town, Tortola, VG1110, British Virgin Islands, British Virgin Islands (sometimes hereinafter referred to as the “Surviving Company”).

ARTICLE III
TERMS AND CONDITIONS OF THE MERGER

3.1 Memorandum of Association. The Memorandum of Association and Articles of Association of GGE BVI in effect immediately prior to the Effective Time shall be the Memorandum of Association and Articles of Association of the Surviving Company after the merger.

3.2 Directors.

(a) There are no amounts or benefits which are or shall be paid or payable to any director of either Constituent Entity consequent upon the Merger.

(b) At the Effective Time the directors of GGE BVI immediately prior to the Merger shall continue to be the directors of the Surviving Company, and all such directors shall hold office from the Effective Time until their respective successors have been duly elected or appointed in the manner provided in the memorandum and articles of association of GGE BVI or until their earlier death, resignation or removal. Consequently, the names and addresses of the directors of GGE BVI, as the Surviving Company are and shall be:

(a)	Yuhuai Luo

6 Xinghan Road, 19th Floor

Hanzhong City, Shaanxi Province

People’s Republic of China 723000

(b)	Rongrong Dai

6 Xinghan Road, 19th Floor

Hanzhong City, Shaanxi Province

People’s Republic of China 723000

(c)	Xinping Li

6 Xinghan Road, 19th Floor

Hanzhong City, Shaanxi Province

People’s Republic of China 723000

(d)	Qingfeng Zhou

6 Xinghan Road, 19th Floor

Hanzhong City, Shaanxi Province

People’s Republic of China 723000

(d)	Jian Zhang

6 Xinghan Road, 19th Floor

Hanzhong City, Shaanxi Province

People’s Republic of China 723000

3.3 Officers. At the Effective Time the officers of GGE BVI immediately prior to the Merger shall continue to be the officers of the Surviving Company, and all such officers shall hold office from the Effective Time until their respective successors have been duly elected or appointed in the manner provided in the Memorandum and Articles of Association of GGE BVI or until their earlier death, resignation or removal.

3.4 Submission to Stockholder/Shareholder Vote. This Agreement shall be submitted to a vote of the stockholders/shareholders (as the case may be) of the Constituent Entities, respectively, as provided by applicable law, and shall take effect, and be deemed to be the Plan of Merger of the Constituent Entities, upon the approval or adoption thereof by such stockholders/shareholders in accordance with the requirements of the laws of the State of Florida and British Virgin Islands, respectively.

3.5 Filing of Certificate of Merger in the State of Florida. As soon as practicable after the requisite stockholder approvals referenced in Section 3.4 hereof, GGE shall execute and deliver the certificate of merger for filing and recording with the Department of State of the State of Florida in accordance with the Florida Business Corporation Act.

3.6 Registration of the Plan of Merger in the British Virgin Islands. As soon as practicable after the requisite shareholder approvals referenced in Section 3.4 hereof, and forthwith after the consummation of the transactions contemplated by this Agreement, GGE BVI will cause the Plan of Merger and the Articles of Merger to be registered with the British Virgin Islands Registrar of Corporate Affairs in accordance with the BVI Business Companies Act (As Amended) (the “Companies Act”).

3.7 There are no secured creditors of each of the Constituent Entities.

ARTICLE IV
EFFECT OF MERGER

4.1 Effect of Merger on Constituent Entities. The Merger shall have the effect set forth in Section 173 of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, GGE shall merge with and into GGE BVI, with GGE BVI being the Surviving Company, and the existence of GGE shall cease except to the extent provided by the laws of the State of Florida. All the rights, privileges, immunities and franchises, of both a public and private nature, of each of the Constituent Entities; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of, or belonging to, or due to each of the Constituent Entities, shall immediately vest in GGE BVI, without further act or deed; and the title to all real estate, or any interest therein, vested in either of the Constituent Entities shall not revert or be in any way impaired by reason of the Merger. GGE BVI shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the Constituent Entities and any existing claim, action or proceeding pending by or against either of the Constituent Entities may be prosecuted to judgment as if the Merger had not occurred, or the Surviving Company may be substituted in such claim, action or proceeding, and neither the rights of creditors nor any liens upon the property of either of the Constituent Entities shall be impaired by the Merger.

4.2 Effect of Merger on Share Capital. At the Effective Time, as a result of the Merger and without any further action on the part of the Constituent Entities or their stockholders/shareholders (as the case may be):

(a) each share of the common stock of nominal or par value of US$0.001 each of GGE issued and outstanding immediately prior thereto shall be converted into one fully paid and non-assessable class A ordinary share, no par value, in the share capital of the Surviving Company with the same rights, powers and privileges as the shares of the common stock of GGE so converted, and all shares of such common stock of GGE shall be cancelled and retired and shall cease to exist;

(b) all outstanding and unexercised portions of each option, warrant and security exercisable or convertible by its terms into the common stock of GGE (including convertible promissory notes), whether vested or unvested, which is outstanding immediately prior to the Effective Time (each, a “Company Stock Option”) shall be assumed by the Surviving Company and shall be deemed to constitute an option, warrant or convertible security, as the case may be, to acquire the same number of class A ordinary shares of the Surviving Company as the holder of such Company Stock Option would have been entitled to receive had such holder exercised or converted such Company Stock Option in full immediately prior to the Effective Time (not taking into account whether such Company Stock Option was in fact exercisable or convertible at such time), at the same exercise price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other material terms and conditions; and the Surviving Company shall take all steps to ensure that a sufficient number of class A ordinary shares is reserved for the exercise of such Company Stock Options; and

(c) immediately upon the Effective Time, the 1,000 class A ordinary shares of the Surviving Company issued and outstanding and registered in the name of GGE shall be surrendered by GGE upon which GGE shall cease to be entitled to any rights in respect of such share and shall be removed from the register of members of GGE BVI with respect to such share and the surrendered share shall be cancelled.

4.3 Certificates. At and after the Effective Time, all of the outstanding certificates that immediately prior thereto represented shares of the common stock of GGE and options, warrants or other securities of GGE, shall be deemed for all purposes to evidence ownership of and to represent the shares of the respective ordinary shares of the Surviving Company and options, warrants or other securities of the Surviving Company, as the case may be, into which the shares represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Company or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Company or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of the common stock of GGE and options, warrants or other securities of the Surviving Company, as the case may be, evidenced by such outstanding certificate, as above provided.

ARTICLE V
CONDITIONS PRECEDENT

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

5.1 Stockholder Approval. This Agreement shall have been adopted and approved by the affirmative vote of holders of a majority of the issued and outstanding shares of GGE common stock entitled to vote thereon at the record date for such actions as set by the board of directors of GGE.

5.2 No Prohibition. None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., the British Virgin Islands or any other country, that prohibits the consummation of the Merger.

5.3 Effective Registration Statement. The registration statement on Form F-4 filed with the Securities and Exchange Commission by GGE BVI in connection with the offer and issuance of the GGE BVI class A ordinary shares to be issued pursuant to the Merger shall have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.

5.4 Nasdaq Capital Market Listing. The Surviving Company ordinary shares to be issued pursuant to the Merger shall have been authorized for listing on the Nasdaq Capital Market, subject to official notice of issuance and satisfaction of other standard conditions.

5.5 Consents and Authorizations. Other than the filing of the Certificate of Merger provided for under Section 1.4, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of GGE, GGE BVI or any of their respective subsidiaries to consummate the Merger and the other transactions contemplated hereby, including, without limitation, any filings required under (i) applicable U.S. state securities and “Blue Sky” laws and (ii) applicable British Virgin Islands securities laws, shall have been obtained or made.

5.6 Representations and Warranties. The representations and warranties of the parties set forth herein shall be true and correct in all material respects, and the covenants of the parties set forth herein (other than those to be performed after the Effective Time) shall have been performed in all material respects.

ARTICLE VI
MISCELLANEOUS AND GENERAL

6.1 Further Assurances. From time to time, as and when required by GGE BVI or by its successors or assigns, there shall be executed and delivered on behalf of GGE such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate or advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in GGE BVI, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of GGE, and otherwise to carry out the purposes of this Agreement. The officers and directors of GGE BVI are fully authorized in the name of and on behalf of GGE, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing. Further, as soon as practicable after the Effective Time GGE shall, and (to the extent that it is within its powers to do so), deliver or procure that any other person shall deliver without delay to GGE BVI at its registered office, all records, correspondence, documents, files, memoranda and other papers relating to GGE required to be kept in the British Virgin Islands.

6.2 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of GGE, if the board of directors of GGE determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of GGE and its stockholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either GGE or GGE BVI, or any of their respective stockholders/shareholders, directors or officers.

6.3 Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the board of directors of the Constituent Entities may amend, modify or supplement this Agreement, notwithstanding approval of this Agreement by the stockholders; provided, however, that an amendment made subsequent to the approval of this Agreement by the stockholders shall not (a) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (b) alter or change any provision of the Memorandum and Articles of Association of GGE BVI to be effected by the Merger, or (c) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

6.4 Tax-Free Reorganization. The Merger is intended to be a tax-free plan or reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

6.5 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE BRITISH VIRGIN ISLANDS WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

6.6 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

6.7 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

6.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.9 Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

6.10 Counterparts. In order to facilitate the filing and recording of this Agreement, it may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

GREEN GIANT INC.

a Florida corporation

By:
	Name:	Yuhuai Luo
	Title:	Chief Executive Officer

GREEN GIANT ENTERPRISE INC.
a British Virgin Islands company

By:
	Name:	Yuhuai Luo
	Title:	Director